Exhibit 21.1

SUBSIDIARIES OF PTL LIMITED

Subsidiaries	Place of Incorporation	Incorporation Time	Percentage Ownership
Petrolink Energy Limited	Hong Kong SAR	June 21, 2013	100%
Petrolink Energy Pte. Ltd.	Singapore	February 5, 2024	100%